Exhibit 4.4

ARTICLES OF MERGER

Skylink America Incorporated, a Texas corporation ("Skylink") hereby executes the following Articles of Merger, by its duly authorized officers:

1.    The names of the parties to the merger are Skylink America Incorporated, who is the parent corporation, and Skylink Video Services, Inc. ("Services") and Skylink Video Systems, Inc. ("Systems"), which are subsidiaries of Skylink.  Each of the foregoing corporations is organized under the laws of the State of Texas.

2.    There are presently outstanding 1,000 shares of common stock of Services, and 1,000 shares of common stock of Systems.  Skylink owns all of the outstanding shares of both Services and Systems.

3.    Pursuant to Section 5.16 of the Texas Business Corporation Act, Services and Systems shall be merged into Skylink, and Skylink shall be the sole surviving corporation.  No plan of merger is required by the Texas Business Corporation Act.

4.    A copy of the resolutions adopted by the Board of Directors of Skylink approving the merger of Services and Systems with and into Skylink is attached hereto and incorporated herein by reference.  Such resolutions were adopted by the Board of Directors of Skylink on March 25, 1991.

    IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Merger to be executed by its duly authorized officers as of the date first above written.

SKYLINK AMERICA INCORPORATED By: /s/ Edward R. McMurphy Edward R. McMurphy President

Attest:

/s/ Mark D. Slusser
Mark D. Slusser
Secretary

MINUTES OF ACTIONS OF BOARD OF DIRECTORS
SKYLINK AMERICA INCORPORATED

MARCH 25, 1991

As permitted by the Texas Business Corporation Act, the undersigned, being all of the directors of Skylink America Incorporated, a Texas corporation (the "Company"), do hereby take the actions set forth below in this document.  The within actions are taken by Unanimous Written Consent in lieu of a Special Meeting of the Board of Directors.  This Unanimous Consent shall be effective as of the date first above written.

The following resolutions are hereby unanimously adopted:

RESOLVED, that the directors of the Company hereby approve the merger of Skylink Video Services, Inc. and Skylink Video Systems, Inc., wholly-owned subsidiaries of the Company, with and into the Company, pursuant to which the Company will be the sole surviving corporation as set forth in the Plan and Agreement of Merger and Liquidation attached hereto; and

FURTHER RESOLVED, as the sole stockholder of Services and Systems, the Company hereby approves the merger of Services and Systems with and into the Company; and

FURTHER RESOLVED, that the President and Vice President and Chief Financial Officer are hereby authorized and directed to take any and all actions deemed necessary or desirable in order to carry out in full the foregoing resolutions, including, without limitation, the preparation of any required plan of merger, articles of merger or other agreement, and filing of same with the Secretary of State of Texas.